UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2007

EQUIFAX INC.

(Exact name of registrant as specified in Charter)

Georgia	001-06605	58-0401110
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1550 Peachtree Street, N.W.
Atlanta, Georgia		30309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 885-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR   230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange   Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into Material Definitive Agreement.

On June 28, 2007, Equifax Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) regarding the purchase from First Chicago Leasing Corporation (“First Chicago”) of First Chicago’s beneficial interest in the Equifax Business Trust No. 1994-A (the “Trust”) under that certain Trust Agreement dated March 17, 1994.  First Chicago owns the entire beneficial interest in the Trust.  The Trust is the fee owner of the JV White Data Center facility located on approximately 19.6762 acres in Alpharetta, Georgia, which consists of a three-story, 204,846 square foot data center and Building 2, a five-story, 197,823 square foot office building (the land, the buildings and related improvements are collectively referred to as the “JV White Buildings”).  The transaction will be evidenced by an Assignment and Assumption Agreement in which First Chicago transfers its interest in the Trust to the Company and the Company assumes First Chicago’s obligations under the Trust accruing from and after the closing of the transaction. The Company may assign its rights under the Purchase Agreement without First Chicago’s consent, subject to certain conditions, provided that any such assignment would not relieve the Company of its obligations thereunder. The form of the Assignment and Assumption Agreement is an exhibit to the Purchase and Sale Agreement and delivery of this document by both parties is a condition to closing.

The Company currently leases the JV White Buildings from the Trust under that certain Lease Agreement dated as of March 18, 1994 (as amended, the “Lease”) and the Company will remain the sole lessee of the JV White Buildings following the Company’s acquisition of First Chicago’s interest in the Trust. The Lease has a term expiring on March 1, 2012, subject to the Company’s right, as lessee, to extend the Lease for two years at the end of the initial term, and thereafter to extend the Lease for five, five-year extension terms, all on the terms and conditions as provided by the Lease.  The Lease is a “triple-net lease,” meaning the Company, as lessee under the Lease, is responsible for all costs, expenses and other liabilities associated with the JV White Buildings.  The Company, as lessee under the Lease, has certain options to purchase the JV White Buildings and options to terminate the Lease.  The Lease contains customary representations, covenants and warranties, as well as events of default.  Upon an event of default, the Trust, as lessor, may exercise any rights and remedies it may have by law or agreement, including terminating the Lease.

As consideration for First Chicago’s interest in the Trust, the Company will pay $29,961,000.  The outstanding debt of the Trust (the “Notes”) secured by that certain Deed to Secure Debt encumbering the JV White Buildings (the “Security Deed”), held by SunTrust Bank, will remain an obligation of the Trust.  The outstanding balance on the Notes, including accrued interest, is currently approximately $12.7 million at a fixed interest rate of 6.245% per annum.  The Notes have a final maturity date of March 1, 2012.  The Security Deed contains customary representations and warranties and various affirmative and negative covenants such as limitations on the incurrence of additional debt, limitations on the incurrence of liens, restrictions on investments and acquisitions, restrictions on the sale of assets and restrictions on modifications to the Lease.   The Security Deed also includes customary events of default, including but not limited to: nonpayment of principal, interest or other fees or amounts, incorrectness of representations and warranties in any material respect, violations of covenants, bankruptcy and actual or asserted invalidity of provisions of or liens created under the Security Deed and related security documents.  If an event of default occurs under the Security Deed or related documents, SunTrust Bank, as indenture trustee, may declare all amounts outstanding under the Notes immediately due and payable.  In such event, SunTrust may exercise any rights and remedies it may have by law or agreement, including the ability to cause all or any part of the collateral securing the Notes to be sold.

The transaction is expected to close in July 2007, and is subject to customary closing conditions.  The Company expects to finance the acquisition through cash on hand and borrowings under its existing commercial paper program. Alternatively, the Company may elect to exercise its right under the Purchase Agreement to assign its purchase rights to another party and in such event would expect to continue to lease the JV White Buildings from the new owner.

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the descriptions of the terms of the Purchase Agreement in this Item 1.01 are qualified in their entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the description of the outstanding $12.5 million debt being assumed as described above in Item 1.01 and incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d)           Exhibits

10.1	Purchase and Sale Agreement dated as of June 28, 2007 between Equifax Inc. and First Chicago Leasing Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

	By:	/s/ Kent E. Mast
	Name:	Kent E. Mast
	Title:	Corporate Vice President and Chief Legal Officer

Date: July 2, 2007

Exhibit Index

The following exhibit is being filed with this report:

Exhibit No.	Description

10.1	Purchase and Sale Agreement dated as of June 28, 2007 between Equifax Inc. and First Chicago Leasing Corporation.